CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$3,757,200	$483.93

April 2014 Pricing Supplement No. 2419 Registration Statement No. 333-177923 Dated April 25, 2014 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in International Equities

Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due April 29, 2016
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The Dual Directional Trigger PLUS, or “Trigger PLUS,” are unsecured and unsubordinated obligations of JPMorgan Chase & Co., will pay no interest, do not guarantee any return of your principal at maturity and have the terms described in the accompanying product supplement no. MS-1-III, the prospectus supplement and the prospectus, as supplemented or modified by this document.  At maturity, if the underlying stock has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying stock, subject to a maximum payment at maturity.  If the underlying stock has depreciated in value but by no more than 20%, investors will receive the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 20% return.  However, if the underlying stock has depreciated by more than 20% in value, investors will be negatively exposed to the full amount of the percentage decline in the underlying stock and will lose 1% of the stated principal amount for every 1% of decline in the value of the underlying stock over the terms of the Trigger PLUS.  The Trigger PLUS are for investors who seek a common stock-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and absolute return features that in each case apply to a limited range of performance of the underlying stock. At maturity, an investor will receive an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the closing price of the underlying stock on the valuation date.  All payments on the Trigger PLUS are subject to the credit risk of JPMorgan Chase & Co.  The investor may lose some or all of the stated principal amount of the Trigger PLUS.

FINAL TERMS
Issuer:	JPMorgan Chase & Co.
Maturity date:	April 29, 2016, subject to adjustment for certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-II
Underlying stock:	Common stock of Apple Inc.
Aggregate principal amount:	$3,757,200
Payment at maturity:	If the final stock price is greater than the initial stock price, for each $10 stated principal amount Trigger PLUS:
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final stock price is less than or equal to the initial stock price but is greater than or equal to the trigger level, for each $10 stated principal amount Trigger PLUS:
$10 + ($10 × absolute stock return)

In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying stock.  In no event will this amount exceed the stated principal amount plus $2.00.

If the final stock price is less than the trigger level, for each $10 stated principal amount Trigger PLUS:
$10 × stock performance factor
This amount will be less than the stated principal amount of $10 per Trigger PLUS and will represent a loss of at least 20%, and possibly all, of your investment.
Leveraged upside payment:	$10 × leverage factor × stock percent change
Stock percent change:	(final stock price – initial stock price) / initial stock price
Absolute stock return:	The absolute value of the stock percent change. For example, a -5% stock percent change will result in a +5% absolute stock return.
Initial stock price:	The closing price of the underlying stock on the pricing date, which was $571.94, divided by the stock adjustment factor
Final stock price:	The closing price of the underlying stock on the valuation date
Stock adjustment factor:
1.0, subject to adjustment in the event of certain corporate events affecting the underlying stock.  Apple Inc. has announced a seven-for-one stock split of the underlying stock, and trading of the underlying stock on a split-adjusted basis will begin on June 9, 2014.  Accordingly, assuming no intervening adjustments to the stock adjustment factor, we expect that the stock adjustment factor will be adjusted to equal 7.0 as of June 9, 2014.

Trigger level:	$457.552, which is 80% of the initial stock price
Valuation date:
April 26, 2016, subject to adjustment for non-trading days or certain market disruption events and as described under “Description of PLUS — Postponement of a Determination Date” in the accompanying product supplement no. MS-1-III

Leverage factor:	125%
Stock performance factor:	final stock price / initial stock price
Maximum payment at maturity:	$13.00 (130.00% of the stated principal amount) per Trigger PLUS
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	April 25, 2014
Original issue date (settlement date):	April 30, 2014
CUSIP / ISIN:	48127F749 / US48127F7490
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to Public(1)	Fees and Commissions(2)	Proceeds to Issuer
Per Trigger PLUS	$10.00	$0.225	$9.775
Total	$3,757,200.00	$84,537.00	$3,672,663.00

(1)	See “Additional Information about the Trigger PLUS — Use of proceeds and hedging” in this document for information about the components of the price to public of the Trigger PLUS.

(2)
JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.225 per $10 stated principal amount Trigger PLUS it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”).  See “Underwriting (Conflicts of Interest)” beginning on page PS-69 of the accompanying product supplement no. MS-1-III.

The estimated value of the Trigger PLUS on the pricing date as determined by JPMS was $9.711 per $10 stated principal amount Trigger PLUS.  See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in this document for additional information.

Investing in the Trigger PLUS involves a number of risks.  See “Risk Factors” beginning on page PS-13 of the accompanying product supplement no. MS-1-III and  “Risk Factors” beginning on page 5 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Trigger PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement no. MS-1-III, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Trigger PLUS” at the end of this document.

Product supplement no. MS-1-III dated March 18, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214002102/e57956_424b2.pdf
Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due April 29, 2016
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities
Principal at Risk Securities

The Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due April 29, 2016 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying stock that enhances returns for a certain range of positive performance of the underlying stock.

▪	To obtain an unleveraged positive return for a limited range of negative performance of the underlying stock.

▪	To enhance returns and potentially outperform the underlying stock in a moderately bullish scenario.

▪
To potentially achieve similar levels of upside exposure to the underlying stock as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

▪	To provide an unleveraged positive return in the event of a decline of the underlying stock but only if the final stock price is greater than the trigger level.

Maturity:	Approximately 2 years
Leverage factor:	125% (applicable only if the final stock price is greater than the initial stock price)
Trigger level:	80% of the initial stock price
Maximum payment at maturity:	$13.00 (130.00% of the stated principal amount) per Trigger PLUS
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.
Coupon:	None
Listing:	The Trigger PLUS will not be listed on any securities exchange

Supplemental Terms of the Dual Directional Trigger PLUS

Notwithstanding anything to the contrary in the accompanying product supplement no. MS-1-III, if the final stock price is less than or equal to the initial stock price but is greater than or equal to the trigger level, the payment at maturity will reflect the absolute stock return, as set forth under “Summary Terms — Payment at maturity” on the cover of this document.  All calculations with respect to the absolute stock return will be rounded to the nearest ten-thousandth, with five one-hundred-thousandths rounded upward (e.g. , 0.87645 would be rounded to 0.8765).

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Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due April 29, 2016
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Key Investment Rationale

Trigger PLUS offer leveraged upside exposure to an underlying asset and the opportunity, through the absolute return feature, to earn a positive return at maturity for a limited range of negative performance of the underlying asset.  At maturity, if the underlying asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity.  At maturity, if the underlying asset has depreciated in value but by no more than 20%, investors will receive the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline in the underlying asset, which will effectively be limited to a positive 20% return.  However, if the underlying asset has depreciated in value by more than 20%, investors will be negatively exposed to the full amount of the percentage decline in the underlying asset and will lose 1% of the stated principal amount for every 1% of decline, without any buffer.  Investors may lose some or all of the stated principal amount of the Trigger PLUS. All payments on the Trigger PLUS are subject to the credit risk of JPMorgan Chase & Co.

Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying stock.
Absolute Return Feature
The Trigger PLUS offer investors an opportunity to earn an unleveraged positive return if the final stock price is less than or equal to the initial stock price but is greater than or equal to the trigger level.

Upside Scenario if the Underlying Stock Appreciates
The final stock price is greater than the initial stock price and, at maturity, the Trigger PLUS pay the stated principal amount of $10 plus 125% of the stock percent change, subject to the maximum payment at maturity of $13.00 (130.00% of the stated principal amount) per Trigger PLUS.

Absolute Return Scenario
The final stock price is less than or equal to the initial stock price but is greater than or equal to the trigger level, which is 80% of the initial stock price.  In this case, the Trigger PLUS pay a 1% positive return for each 1% negative return of the underlying stock.  For example, if the final stock price is 5% less than the initial stock price, the Trigger PLUS will provide a total positive return of 5% at maturity.  The maximum return you may receive in this scenario is a positive 20% return at maturity.

Downside Scenario
The final stock price is less than the trigger level.  In this case, the Trigger PLUS pay an amount that is at least 20% less than the stated principal amount and this decrease will be by an amount that is proportionate to the percentage decline in the price of one share of the underlying stock from the initial stock price.  (Example: if the underlying stock decreases in value by 30%, the Trigger PLUS will pay an amount that is less than the stated principal amount by 30%, or $7 per Trigger PLUS).  There is no minimum payment at maturity on the Trigger PLUS, and you could lose your entire investment.

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Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due April 29, 2016
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How the Dual Directional Trigger PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$10 per Trigger PLUS
Leverage factor:	125%
Trigger level:	80% of the initial stock price
Maximum payment at maturity:	$13.00 (130.00% of the stated principal amount) per Trigger PLUS

Dual Directional Trigger PLUS Payoff Diagram

How it works

▪
Upside Scenario.  If the final stock price is greater than the initial stock price, for each $10 principal amount Trigger PLUS investors will receive the $10 stated principal amount plus 125% of the appreciation of the underlying stock over the term of the Trigger PLUS, subject to the maximum payment at maturity.  Under the terms of the Trigger PLUS, an investor will realize the maximum payment at maturity at a final stock price of 124.00% of the initial stock price.

▪	For example, if the underlying stock appreciates 5%, investors will receive a 6.25% return, or $6.25 per Trigger PLUS.

▪
Absolute Return Scenario.  If the final stock price is less than or equal to the initial stock price but is greater than or equal to the trigger level, investors will receive a 1% positive return on the Trigger PLUS for each 1% negative return of the underlying stock.

▪	For example, if the underlying stock depreciates 5%, investors will receive a 5% return, or $10.50 per Trigger PLUS.

▪	The maximum return you may receive in this scenario is a positive 20% return at maturity.

▪
Downside Scenario.  If the final stock price is less than the trigger level, investors will receive an amount that is significantly less than the stated principal amount by an amount proportionate to the percentage decrease of the final stock price from the initial stock price.  This amount will be less than 80% of the stated principal amount per Trigger PLUS.  There is no minimum payment at maturity on the Trigger PLUS.

▪	For example, if the underlying stock depreciates 50%, investors will lose 50% of their principal and receive only $5 per Trigger PLUS at maturity, or 50% of the stated principal amount.

The hypothetical returns and hypothetical payments on the Trigger PLUS shown above apply only if you hold the Trigger PLUS for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due April 29, 2016
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” beginning on page PS-17 of the accompanying product supplement no. MS-1-III.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

▪
The Trigger PLUS do not pay interest or guarantee return of any principal and your investment in the Trigger PLUS may result in a loss.  The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the payment of any principal amount at maturity.  If the final stock price is less than the trigger level (which is 80% of the initial stock price), the absolute return feature will no longer be available and the payment at maturity will be an amount in cash that is at least 20% less than the stated principal amount of each Trigger PLUS, and this decrease will be by an amount proportionate to the decrease in the value of the underlying stock and may be zero.  There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire initial investment in the Trigger PLUS.

▪
The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity.  The appreciation potential of Trigger PLUS is limited by the maximum payment at maturity of $13.00 (130.00% of the stated principal amount) per Trigger PLUS.  The actual maximum payment at maturity will be provided in the pricing supplement.  Although the leverage factor provides 125% exposure to any increase in the final stock price as compared to the initial stock price on the valuation date, because the maximum payment at maturity will be limited to 130.00% of the stated principal amount for the Trigger PLUS, any increase in the final stock price by more than 24.00% will not further increase the return on the Trigger PLUS.

▪
Your maximum downside gain on the Trigger PLUS is limited by the trigger level. — If the final stock price is less than or equal to the initial stock price and greater than or equal to the trigger level, you will receive at maturity $10 plus a return equal to the absolute stock return, which will reflect a 1% positive return for each 1% negative return on the underlying stock, subject to an effective limit of 20%.  Because you will not receive a positive return if the underlying stock has depreciated below the trigger level, your maximum downside payment will be $12.00 per $10.00 stated principal amount Trigger PLUS.

▪
The Trigger PLUS are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the Trigger PLUS.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the Trigger PLUS.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the Trigger PLUS and you could lose your entire investment.

▪
Economic interests of the issuer, the calculation agent, the agent of the offering of the Trigger PLUS and other affiliates of the issuer may be different from those of investors.  We and our affiliates play a variety of roles in connection with the issuance of the Trigger PLUS, including acting as calculation agent and as an agent of the offering of the Trigger PLUS, hedging our obligations under the Trigger PLUS and making the assumptions used to determine the pricing of the Trigger PLUS and the estimated value of the Trigger PLUS, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Trigger PLUS.  The calculation agent has determined the initial stock price, will determine the final stock price and will calculate the amount of payment you will receive at maturity, if any.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, and any anti-dilution adjustments, may affect the payment to you at maturity.  Moreover, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Trigger PLUS and the value of the Trigger PLUS.  It is possible that hedging or trading activities of ours or our affiliates in connection with the Trigger PLUS could result in substantial returns for us or our affiliates while the value of the Trigger PLUS declines.  Please refer to “Risk Factors — Risks Relating to the Trigger PLUS Generally” in the accompanying product supplement no. MS-1-III for additional information about these risks.

▪
JPMS’s estimated value of the Trigger PLUS is lower than the original issue price (price to public) of the Trigger PLUS.  JPMS’s estimated value is only an estimate using several factors.  The original issue price of the Trigger PLUS exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the Trigger PLUS are included in the original issue price of the Trigger PLUS.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS and the estimated

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Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

cost of hedging our obligations under the Trigger PLUS.  See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in this document.

▪
JPMS’s estimated value does not represent future values of the Trigger PLUS and may differ from others’ estimates.  JPMS’s estimated value of the Trigger PLUS is determined by reference to JPMS’s internal pricing models.  This estimated value is based on market conditions and other relevant factors existing at the time of pricing and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for Trigger PLUS that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the Trigger PLUS could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Trigger PLUS from you in secondary market transactions.  See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in this document.

▪
JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the Trigger PLUS as well as the higher issuance, operational and ongoing liability management costs of the Trigger PLUS in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Trigger PLUS to be more favorable to you.  In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Trigger PLUS and any secondary market prices of the Trigger PLUS.  See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in this document.

▪
The value of the Trigger PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the Trigger PLUS for a limited time period. We generally expect that some of the costs included in the original issue price of the Trigger PLUS will be partially paid back to you in connection with any repurchases of your Trigger PLUS by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Additional Information about the Trigger PLUS — Secondary market prices of the Trigger PLUS” in this document for additional information relating to this initial period.  Accordingly, the estimated value of your Trigger PLUS during this initial period may be lower than the value of the Trigger PLUS as published by JPMS (and which may be shown on your customer account statements).

▪
Secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS.  Any secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Trigger PLUS.  As a result, the price, if any, at which JPMS will be willing to buy Trigger PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Trigger PLUS.

The PLUS are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your Trigger PLUS to maturity.  See “— Secondary trading may be limited” below.

▪
Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors.  The secondary market price of the Trigger PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the closing price of one share of the underlying stock, including:

o	any actual or potential change in our creditworthiness or credit spreads;

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o	customary bid-ask spreads for similarly sized trades;

o	secondary market credit spreads for structured debt issuances;

o	the actual and expected volatility in the prices of the underlying stock;

o	the time to maturity of the Trigger PLUS;

o	the dividend rate on the underlying stock;

o	interest and yield rates in the market generally;

o	the occurrence of certain events affecting the issuer of the underlying stock that may or may not require an adjustment to the stock adjustment factor, including a merger or acquisition; and

o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Trigger PLUS, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the Trigger PLUS, if any, at which JPMS may be willing to purchase your Trigger PLUS in the secondary market.

▪
The amount payable on the Trigger PLUS is not linked to the value of the underlying stock at any time other than the valuation date.  The final stock price will be based on the closing price of one share of the underlying stock on the valuation date, subject to adjustment for non-trading days and certain market disruption events.  Even if the price of one share of the underlying stock appreciates prior to the valuation date but then drops to or below the trigger level by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of one share of the underlying stock prior to such drop.  Although the actual price of one share of the underlying stock on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final stock price, the payment at maturity will be based solely on the closing price of one share of the underlying stock on the valuation date.

▪
Investing in the Trigger PLUS is not equivalent to investing in the shares of Apple Inc.  Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.

▪
No affiliation with Apple Inc.  Apple Inc. is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the Trigger PLUS.  We have not made any due diligence inquiry with respect to Apple Inc. in connection with this offering.

▪
We may engage in business with or involving Apple Inc. without regard to your interests.  We or our affiliates may presently or from time to time engage in business with Apple Inc. without regard to your interests and thus may acquire non-public information about Apple Inc.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Apple Inc., which may or may not recommend that investors buy or hold the underlying stock.

▪
The anti-dilution protection for the underlying stock is limited and may be discretionary.  The calculation agent will make adjustments to the stock adjustment factor and other adjustments for certain corporate events affecting the underlying stock.  For example, Apple Inc. has announced a seven-for-one stock split of the underlying stock, and trading of the underlying stock on a split-adjusted basis will begin on June 9, 2014.  Accordingly, assuming no intervening adjustments to the stock adjustment factor, we expect that the stock adjustment factor will be adjusted to equal 7.0 as of June 9, 2014.  However, the calculation agent will not make an adjustment in response to all events that could affect the underlying stock.  If an event occurs that does not require the calculation agent to make an adjustment, the value of the Trigger PLUS may be materially and adversely affected.  You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the Trigger PLUS in making these determinations.

▪
Hedging and trading activities by the calculation agent and its affiliates could potentially affect the value of the Trigger PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Trigger PLUS on or prior to the pricing date and prior to maturity

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could have adversely affected, and may continue to adversely affect the value of the underlying stock and, as a result, could decrease the amount an investor may receive on the Trigger PLUS at maturity, if any.  Any of these hedging or trading activities on or prior to the pricing date could have affected the initial stock price and the trigger level and, therefore, could potentially increase the price that the final stock price must reach so that you do not suffer a loss on your initial investment in the Trigger PLUS.  Additionally, these hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the final stock price and, accordingly, the amount of cash an investor will receive at maturity, if any.  It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Trigger PLUS declines.

▪
Secondary trading may be limited.  The Trigger PLUS will not be listed on a securities exchange.  There may be little or no secondary market for the Trigger PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily.  JPMS may act as a market maker for the Trigger PLUS, but is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the Trigger PLUS.  If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the Trigger PLUS.

▪
The tax consequences of an investment in the Trigger PLUS are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the Trigger PLUS, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”).  The IRS might not accept, and a court might not uphold, the treatment of the Trigger PLUS described in “Additional Information About the Trigger PLUS―Additional Provisions―Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-III.  If the IRS were successful in asserting an alternative treatment for the Trigger PLUS, the timing and character of any income or loss on the Trigger PLUS could differ materially and adversely from our description herein.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-III and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments and the issues presented by this notice.

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Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due April 29, 2016
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Apple Inc. Overview

Apple Inc. designs, manufactures and markets mobile communication and media devices, personal computers and portable digital music players and sells a variety of related software, services, peripherals, networking solutions and third-party digital content and applications.  Apple Inc. has announced a seven-for-one stock split of the underlying stock, and trading of the underlying stock on a split-adjusted basis will begin on June 9, 2014.  The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Information provided to or filed with the SEC by Apple Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 000-10030 through the SEC’s website at www.sec.gov.  In addition, information regarding Apple Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

Information as of market close on April 25, 2014:

Bloomberg Ticker Symbol:	AAPL
Current Share Price:	$571.94
52 Weeks Ago (on 4/25/2013):	$408.38
52 Week High (on 12/23/2013):	$570.09
52 Week Low (on 6/27/2013):	$393.78

The table below sets forth the published high and low closing prices of, as well as dividends on, the underlying stock for each quarter in the period from January 1, 2009 through April 25, 2014.  The closing price of the underlying stock on April 25, 2014 was $571.94. The associated graph shows the closing prices of the underlying stock for each day in the same period.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of the underlying stock has experienced significant fluctuations.  The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including on the determination dates.

Common Stock of Apple Inc. (CUSIP: 037833100)	High ($)	Low ($)	Dividends ($)
2009
First Quarter	$109.87	$78.20	—
Second Quarter	$144.67	$108.69	—
Third Quarter	$186.15	$135.40	—
Fourth Quarter	$211.64	$180.76	—
2010
First Quarter	$235.83	$192.00	—
Second Quarter	$274.16	$235.86	—
Third Quarter	$292.46	$240.16	—
Fourth Quarter	$325.47	$278.64	—
2011
First Quarter	$363.13	$326.72	—
Second Quarter	$353.10	$315.32	—
Third Quarter	$413.45	$343.23	—
Fourth Quarter	$422.24	$363.50	—
2012
First Quarter	$617.62	$411.23	—
Second Quarter	$636.23	$530.12	—
Third Quarter	$702.10	$574.88	$2.65
Fourth Quarter	$671.74	$508.97	$2.65
2013
First Quarter	$549.03	$420.05	$2.65
Second Quarter	$463.84	$390.50	$3.05
Third Quarter	$507.74	$409.22	$3.05
Fourth Quarter	$570.09	$480.94	$3.05

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Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due April 29, 2016
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Common Stock of Apple Inc. (CUSIP: 037833100)	High ($)	Low ($)	Dividends ($)
2014
First Quarter	$557.37	$499.44	$3.05
Second Quarter (through April 25, 2014)	$571.94	$517.95	—

We make no representation as to the amount of dividends, if any, that Apple Inc. may pay in the future.  In any event, as an investor in the Trigger PLUS, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Apple Inc.

The Common Stock of Apple Inc. – Daily Closing Prices January 2, 2009 to April 25, 2014

This document relates only to the Trigger PLUS offered hereby and does not relate to the underlying stock or other Trigger PLUS of Apple Inc.  We have derived all disclosures contained in this document regarding the common stock of Apple Inc. from the publicly available documents described in the preceding paragraph, without independent verification.  In connection with the offering of the Trigger PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Apple Inc.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Apple Inc. is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we priced the Trigger PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Apple Inc. could affect the value received at maturity with respect to the Trigger PLUS and therefore the trading prices of the Trigger PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying stock.

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Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due April 29, 2016
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Additional Information about the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:
If the scheduled maturity date is not a business day, then the maturity date will be the following business day.  If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than three business days prior to the scheduled maturity date, the maturity date of the Trigger PLUS will be postponed until the third business day following the valuation date as postponed.

Minimum ticketing size:	$1,000 / 100 Trigger PLUS
JPMS’s estimated value of the Trigger PLUS:
JPMS’s estimated value of the Trigger PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Trigger PLUS, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Trigger PLUS.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your Trigger PLUS in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.”  The value of the derivative or derivatives underlying the economic terms of the Trigger PLUS is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the Trigger PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time.  See “Risk Factors — JPMS’s estimated value does not represent future values of the Trigger PLUS and may differ from others’ estimates.”

JPMS’s estimated value of the Trigger PLUS is lower than the original issue price of the Trigger PLUS because costs associated with selling, structuring and hedging the Trigger PLUS are included in the original issue price of the Trigger PLUS.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS and the estimated cost of hedging our obligations under the Trigger PLUS.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Trigger PLUS.  See “Risk Factors — JPMS’s estimated value of the Trigger PLUS is lower than the original issue price (price to public) of the Trigger PLUS” in this document.

Secondary market prices of the Trigger PLUS:
For information about factors that will impact any secondary market prices of the Trigger PLUS, see “Risk Factors — Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors” in this document.  In addition, we generally expect that some of the costs included in the original issue price of the Trigger PLUS will be partially paid back to you in connection with any repurchases of your Trigger PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the Trigger PLUS.  The length of any such initial period reflects the structure of the Trigger PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Trigger PLUS and when these costs are incurred, as determined by JPMS.  See “Risk Factors — The value of the Trigger PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the Trigger PLUS for a limited time period.”

Tax considerations:
You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-III.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Trigger PLUS.

Based on current market conditions, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, your Trigger PLUS should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes.  Assuming this treatment is respected, the gain or loss on your Trigger PLUS should be treated as long-term capital gain or loss if you hold your Trigger PLUS for more than a year, whether or not you are an initial purchaser of Trigger PLUS at the issue price.  However, the IRS or a court may not respect this treatment of the Trigger PLUS, in which case the timing and character of any income or loss on the

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Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due April 29, 2016
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Trigger PLUS could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders—Additional Tax Consideration

Recently proposed Treasury regulations could impose a 30% (or lower treaty rate) withholding tax on amounts paid or deemed paid after December 31, 2015 that are treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the Trigger PLUS.  While it is not clear whether or in what form these regulations will be finalized, under recent Treasury guidance, these regulations would not apply to the Trigger PLUS.  You should consult your tax adviser regarding the potential application of these proposed regulations.

Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Trigger PLUS.

The Trigger PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Trigger PLUS.  See “How the Trigger PLUS Work” in this document for an illustration of the risk-return profile of the Trigger PLUS and “Apple Inc. Overview” in this document for a description of the market exposure provided by the Trigger PLUS.

The original issue price of the Trigger PLUS is equal to JPMS’s estimated value of the Trigger PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS, plus the estimated cost of hedging our obligations under the Trigger PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. MS-1-III.
Supplemental plan of distribution:
Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the Trigger PLUS in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Trigger PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “— Use of proceeds and hedging” above and “Use of Proceeds and Hedging” on page PS-43 of the accompanying product supplement no. MS-1-III.

Validity of the Trigger PLUS:
In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Trigger PLUS offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Trigger PLUS will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Trigger PLUS and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8- K by us on March 29, 2012.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch

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Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due April 29, 2016
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).
Where you can find more information:
You should read this document together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these Trigger PLUS are a part, and the more detailed information contained in product supplement no. MS-1-III dated March 18, 2014.

This document, together with the documents listed below, contains the terms of the Trigger PLUS, supplements the preliminary terms related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. MS-1-III, as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Trigger PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. MS-1-III dated March 18, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214002102/e57956_424b2.pdf

• Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

• Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.
As used in this document, the “Company,” “we,” “us,” and “our” refer to JPMorgan Chase & Co.
“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

April 2014	Page 13